Exhibit 3.3

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

American Tire Distributors Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“DGCL”),

DOES HEREBY CERTIFY;

FIRST: That the Corporation was originally incorporated pursuant to the DGCL on February 3, 2005 under the name of America Tire Distributors Holdings, Inc.;

SECOND: That the Board of Directors of the Corporation has duly adopted this Second Amended and Restated Certificate of Incorporation of the Corporation pursuant to Sections 242 and 245 of the DGCL, declaring this restatement advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefore;

THIRD: That this Second Amended and Restated Certificate of Incorporation of the Corporation was approved by the sole holder of shares of the Corporation in accordance with Section 228 of the DGCL; and

FOURTH: That the Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is American Tire Distributors Holdings, Inc.

ARTICLE II

The registered agent and registered office of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

ARTICLE IV

The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.

ARTICLE V

The board of directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. Unless and to the extent the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written consent.

ARTICLE VI

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that (except as set forth below) this Article VI does not eliminate or limit any such liability imposed by law: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be further eliminated or limited pursuant to this Article VI to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Unless applicable law requires otherwise, any repeal of this Article VI by the stockholders of the Corporation, and any modification to this Article VI (other than one further eliminating or limiting director personal liability) shall be prospective only and shall not adversely affect any elimination of, or limitation on, the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement expenses to) agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

IN WITNESS WHEREOF, the undersigned has signed this Second Amended and Restated Certificate of Incorporation on         June 25, 2010.

/s/ J. Michael Gaither
Name:	J. Michael Gaither
Title:	Executive Vice President, General Counsel & Secretary

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of American Tire Distributors Holdings, Inc., a Delaware Corporation, on this 19th day of July, A.D. 2010, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Service Company, 2711 Centerville Road, Suite 400 Street, in the City of Wilmington, County of New Castle Zip Code 19808.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, DE 19808

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 19th day of July, A.D., 2010.

By:	/s/ J. Michael Gaither
Authorized Officer

Name:	J. Michael Gaither
Print or Type

Title:	Exec. Vice President, General Counsel & Secretary